Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 5, 2014

Contact:                                              Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX SCHEDULES SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON PROPOSED TRANSACTION WITH DEVON ENERGY

DALLAS—February 5, 2014—Crosstex Energy, Inc. (the “Corporation”) (NASDAQ: XTXI) and Crosstex Energy, L.P. (the “Partnership”) (NASDAQ: XTEX) (collectively, “Crosstex”) today announced that the Corporation will hold a special meeting of its stockholders on March 7, 2014, for stockholders of record as of the close of business on February 5, 2014 (the “record date”), to consider and vote upon the previously announced merger agreement entered into with Devon Energy Corporation (“Devon”) on October 21, 2013, pursuant to which Devon will combine substantially all of its U.S. midstream assets with Crosstex’s assets to form a new midstream business, EnLink Midstream.

The special meeting will be held at 9:00 a.m., local time, at Crosstex’s offices, located at 2501 Cedar Springs Rd., Dallas, Texas 75201.

The Corporation has filed a definitive proxy statement/prospectus with the Securities and Exchange Commission (“SEC”) and will shortly begin the mailing of definitive proxy materials in connection with the special meeting.  Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least 67% of the shares of the Corporation’s common stock issued and outstanding and entitled to vote as of the record date. Certain stockholders of the Corporation have entered into voting agreements with Devon, pursuant to which they have agreed to vote all of their shares of the Corporation’s common stock in favor of the adoption of the merger agreement. Collectively, these stockholders currently hold approximately 19% of the outstanding shares of the Corporation’s common stock.

Stockholders are urged, whether or not they plan to attend the meeting, to submit their proxy over the Internet, by telephone or, if they receive a paper copy of a proxy or voting instruction card by mail, by completing, signing, dating and mailing the proxy or voting instruction card.

Stockholders that hold their shares through a bank, broker or other nominee should follow the voting instructions provided by their bank, broker or nominee.

The Corporation’s board of directors approved the merger agreement on October 20, 2013 and has unanimously recommended that the Corporation’s stockholders approve the proposals to be voted on at the special meeting.  Stockholders are encouraged to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety as they provide a detailed discussion about the special meeting, the merger and the other business to be considered by the Corporation’s stockholders at the special meeting.

Stockholders of the Corporation who have questions about the merger, or who would like additional copies of the proxy statement/prospectus or need assistance with voting their shares of the Corporation’s common stock, should contact the Corporation’s proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834.

About Crosstex

Crosstex Energy, L.P. is an integrated midstream energy partnership headquartered in Dallas, Texas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. Crosstex operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. Additional information about Crosstex Energy, L.P. can be found at www.crosstexenergy.com.

Crosstex Energy, Inc., headquartered in Dallas, Texas, owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in E2, a services company focused on the Utica Shale play in the Ohio River Valley. Additional information about Crosstex Energy, Inc. can be found at www.crosstexenergy.com.

Additional Information and Where to Find It

This press release contains information about the proposed merger involving a Devon entity and the Corporation. In connection with the proposed merger, EnLink Midstream, LLC has filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus for the Corporation’s stockholders.  The registration statement was declared effective by the SEC on February 5, 2014, and a definitive proxy statement/prospectus will be mailed to the Corporation’s stockholders on or about February 6, 2014. Investors and stockholders are urged to read the proxy statement/prospectus and other relevant documents filed or to be filed with the SEC. These documents (when they become available), and any other documents filed by Crosstex or Devon with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the proxy statement/prospectus from the Corporation by contacting Investor Relations by mail at Attention: Investor Relations, 2501 Cedar Springs Rd., Dallas, Texas 75201.

Participants in the Solicitation

Devon, Crosstex and their respective directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Corporation in respect of the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Corporation in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement/prospectus filed with the SEC.  Information regarding the Corporation’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the SEC.  Information regarding Devon’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the SEC.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of Devon’s and Crosstex’s management, the matters addressed herein involve certain risks and uncertainties, many of which are beyond the control of Devon and Crosstex.  Among those is the risk that conditions to closing the transactions are not met or that the anticipated benefits from the proposed transactions cannot be fully realized.  An extensive list of factors that can affect future results is included in Devon’s and Crosstex’s filings with the SEC. Neither Devon nor Crosstex assumes any obligation to update these forward-looking statements.

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